Exhibit 21.1

List of Subsidiaries of Registrant

Subsidiary	Jurisdiction of Incorporation or Organization
Aura Biosciences Securities Corporation	Massachusetts
Aura Biosciences B.V.	Netherlands
Aura Biosciences GmbH	Germany